2700 Sanders Road Prospect Heights, IL 60070

News Release

Household Reports Record First Quarter Net Income

Fifteenth Consecutive Record Quarter

  First Quarter Earnings Per Share Rises 20%, to $1.09
  First Quarter Net Income Increases to $511 Million
  Managed Receivables Up 14.5%, to $101.2 Billion

Prospect Heights , IL April 17, 2002 -- Household International (NYSE: HI) today reported first quarter earnings per share of $1.09, its fifteenth consecutive record quarter. First quarter earnings per share rose 20 percent from $.91 the prior year. Net income in the first quarter increased 18 percent, to a record $511 million.

"Household turned in a very strong first quarter," said William F. Aldinger, Household's chairman and chief executive officer, "resulting from excellent results in our seasonal tax refund loan business and solid profitability in our other businesses despite the relatively weak economy. In addition to delivering record results this quarter, we strongly added to our capital and reserve levels and further enhanced liquidity. We remain committed to maintaining a strong balance sheet and maximum financial flexibility.

"Our credit quality performance was well within our expectations in light of the continued weakness in the economy," Aldinger continued. "We anticipate a very manageable credit environment for the remainder of the year."

Aldinger concluded, "We are off to a great start, and I am comfortable with our ability to meet our 13 to 15 percent earnings per share growth target for 2002."

Receivable Growth

At March 31, 2002, the company's managed basis portfolio, which includes loans that the company has securitized, grew $12.8 billion, or 14.5 percent, from a year ago, to $101.2 billion. The real estate secured portfolio grew the most, increasing $8.2 billion from a year-ago. Growth was balanced between the consumer lending and mortgage services businesses. In the first quarter, the company demonstrated the liquidity of this portfolio by selling approximately $900 million in whole loans and completing secured financing transactions for $1.5 billion, including a $500 million draw on a new real estate secured conduit facility.

Compared to the fourth quarter of 2001, managed basis receivables increased $355 million. Growth in the real estate secured book was offset by typical, seasonal runoff of credit card balances and the above mentioned whole loan sale.

The company's owned basis portfolio totaled $79.6 billion, at the end of the first quarter, an increase of $10.8 billion or 16 percent, from the level of a year ago. Growth in the real estate secured portfolio was strongest, with an increase of $8.9 billion. Compared to year-end 2001, the owned basis portfolio declined $280 million.

Revenues

Net revenues for the company's owned basis portfolio grew $442 million, or 19 percent, from a year ago. An expanded net interest margin and higher receivable volume drove the increase.

Household's owned basis net interest margin for the first quarter was $1.6 billion, an increase of $285 million, or 22 percent, compared to a year ago. An expanded net interest margin percentage and higher receivable volume drove the increase. The company's owned basis net interest margin percent widened to 7.87 percent from 7.60 percent a year ago. Lower funding costs were the primary reasons for the expansion, as the company received the full benefit of 2001 interest rate reductions.

The first quarter managed basis net interest margin rose $435 million from a year ago, to $2.3 billion. The managed basis net interest margin percentage widened to 8.79 percent in the first quarter from 8.22 percent in the prior year. The net interest margin on a managed basis is greater than on an owned basis because the managed basis portfolio includes relatively more unsecured loans, which have higher yields.

Fee income, on both an owned and managed basis, was unchanged compared to the first quarter of 2001. In the fourth quarter of 2001, Household sold $1 billion of MasterCard/Visa receivables in the United Kingdom.

Securitization revenue increased $115 million, or 28 percent, from the prior year. The company securitized over $2.4 billion of receivables in the quarter, compared to $900 million in the year ago quarter. The company accelerated its level of securitizations in the first quarter as part of a number of liquidity management actions to reduce reliance on short-term unsecured debt in potentially volatile markets.

Other income increased $26 million, or 16 percent, driven by higher revenues from the company's seasonal tax refund lending business.

Operating Expenses

Operating expenses rose 12 percent from a year ago, driven by higher compensation and other costs to support the company's growing portfolio. Household's managed basis efficiency ratio was 31.6 percent in the first quarter, compared to 35.6 percent a year ago.

Credit Quality and Loss Reserves

At March 31st, the managed basis delinquency ratio (60+days) was 4.63 percent, up 17 basis points from 4.46 percent at year-end 2001 and up 38 basis points from 4.25 percent a year ago. The annualized managed basis net charge-off ratio for the first quarter of 4.09 percent increased 19 basis points from 3.90 percent in the fourth quarter of 2001. The managed basis net charge-off ratio in the year-ago quarter was 3.56 percent. The company monitors trends on a managed basis because the receivables that it securitizes are subjected to underwriting standards comparable to the owned basis portfolio, are serviced by operating personnel without regard to ownership and result in similar credit exposure for the company.

The owned basis delinquency ratio at March 31st was 4.77 percent, compared to 4.53 percent at December 31st and 4.36 percent a year ago. The annualized owned basis charge-off ratio for the first quarter was 3.61 percent compared to 3.43 percent in the previous quarter and 3.12 percent a year ago.

Managed basis credit loss reserves totaled $4.1 billion at March 31st. Managed basis credit loss reserves as a percent of managed basis receivables was 4.10 percent, compared to 3.78 percent at both year-end 2001 and a year ago. Managed basis-reserves-to-managed-nonperforming loans were 108 percent, up from 105 percent at year end and flat with a year ago. Managed basis credit loss reserves include a provision for estimated probable losses the company expects to incur under recourse provisions on securitized receivables.

Owned basis credit loss reserves increased by $214 million during the first quarter, to $2.9 billion. The ratio of owned basis reserves-to-owned receivables of 3.61 percent at March 31st was higher than 3.33 percent at December 31, 2001 and 3.32 percent a year earlier. Owned basis reserves-to-owned-nonperforming loans were 93 percent at March 31st, compared to 91 percent at both December 31st and a year ago.

Liquidity and Capital

During the quarter, Household accessed the debt capital markets to fund its operations in routine fashion. Recently, the company also took a number of steps to further improve liquidity management and provide additional flexibility in the event of potential future volatility in the financial markets. The company reduced its outstanding domestic commercial paper balance to $5.8 billion at March 31st, a $2.9 billion reduction from year-end levels. In addition, the company established a $1 billion investment liquidity portfolio, sold about $900 million of real estate loans and added $5 billion of incremental conduit capacity for its real estate secured product. Currently, the company's total undrawn conduit capacity is $5.4 billion. Domestic commercial paper backstop facilities are $10.1 billion, none of which have ever been drawn.

The company substantially strengthened its ratio of tangible equity to tangible managed assets to 8.41 percent at March 31st, from 7.87 percent at December 31st and 7.54 percent a year earlier. During the quarter, Household issued $400 million of preferred stock.

The company's new, two-year $2 billion share repurchase program went into effect on January 1, 2002. In connection with this program, Household bought back 1.6 million shares in the first quarter, totaling $100 million.

At March 31st, Household had agreements with third parties to purchase, on a forward basis, approximately 6 million shares of common stock at a weighted average price of $57.11 per share.

Notice of Live Webcast

Household will broadcast its first quarter earnings teleconference call over the Internet on its website at www.household.com. The call will begin at 9:00 a.m. Central Daylight Time on April 17, 2002. A replay will also be available shortly after the end of the call.

About Household

Household's businesses are leading providers of consumer loan, credit cards, auto finance and credit insurance products in the United States, United Kingdom and Canada. In the United States, Household's largest business, founded in 1878, operates under the two oldest and most recognized names in consumer finance - HFC and Beneficial. Household is also one of the nation's largest issuers of private label and general purpose credit cards, including The GM Card® and the AFL-CIO's Union Plus® card. For more information, visit the company's web site at www.household.com.

This press release contains certain estimates and projections that may be forward-looking in nature, as defined by the Private Securities Litigation Reform Act of 1995. A variety of factors may cause actual results to differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference are discussed in Household International's Annual Report on Form 10-K, filed with the SEC.

# # #

CONTACTS:

Craig A. Streem, Vice President Corporate Relations and Communications: 847 564-6053, or

Celeste M. Murphy, Director Investor Relations: 847 564-7568,

both of Household International

End of Period Managed Receivables

($ millions)		3/31/02	(3)		12/31/01	(3)		3/31/01	(3)	% Change from Prior Qtr.	% Change from Prior Year
Real estate secured	$	46,248.7	45.7 %	$	44,718.6	44.4 %	$	38,004.8	43.0 %	3.4 %	21.7 %
Auto finance		6,615.6	6.5		6,395.5	6.3		4,800.8	5.4	3.4	37.8
MasterCard/Visa		16,348.5	16.2		17,395.2	17.3		16,570.2	18.8	(6.0)	(1.3)
Private label		13,322.4	13.2		13,813.9	13.7		11,875.4	13.4	(3.6)	12.2
Personal non-credit card (4)		18,151.4	17.9		17,992.6	17.8		16,548.7	18.7	0.9	9.7
Commercial and other		491.1	.5		506.9	.5		572.7	.7	(3.1)	(14.2)
Managed portfolio	$	101,177.7	100.0 %	$	100,822.7	100.0 %	$	88,372.6	100.0 %	0.4 %	14.5 %

(1) MasterCard and Visa are registered trademarks of MasterCard International, Incorporated and VISA USA Inc., respectively.

(2) The change in our interest-only strip receivables, net of the related loss reserve and excluding the mark-to-market adjustment recorded in accumulated other comprehensive income was $29.0 million at 3/31/02, $54.3 million at 12/31/01, and $3.5 million at 3/31/01. Our estimate of the recourse obligation totaled $1,269.9 million at 3/31/02, $1,148.3 million at 12/31/01, and $1,057.8 million at 3/31/01.

(3) % of managed portfolio

(4) Personal non-credit card receivables are comprised of the following:

		03/31/02		12/31/01		03/31/01
Domestic personal unsecured	$	9,547.1	$	9,593.1	$	9,162.2
UP personal unsecured		1,065.0		1,067.7		867.1
Personal homeowner loans		4,926.4		4,749.2		4,165.4
Foreign unsecured		2,612.9		2,582.6		2,354.0
Total	$	18,151.4	$	17,992.6	$	16,548.7

Household International, Inc.

Credit Quality/Credit Loss Reserves - Owned Basis

Two-Months-and-Over Contractual Delinquency

As a percent of owned consumer receivables, excludes commercial.	3/31/02	12/31/01	3/31/01
Real estate secured	2.88 %	2.63 %	2.55 %
Auto finance	2.04	2.92	1.74
MasterCard/Visa	6.54	5.67	5.02
Private label	6.33	5.99	5.62
Personal non-credit card	9.60	9.04	8.79
Total	4.77 %	4.53 %	4.36 %

Quarter-to-Date Chargeoffs, Net of Recoveries

As a percent of average owned consumer receivables, annualized, excludes commercial.	3/31/02	12/31/01	3/31/01
Real estate secured	.65 %	.64 %	.43 %
Auto finance	5.63	4.91	3.93
MasterCard/Visa	9.73	7.90	8.17
Private label	6.25	6.12	5.02
Personal non-credit card	7.71	6.97	6.12
Total	3.61 %	3.43 %	3.12 %
Real estate chargeoffs and REO expense as a % of average owned real estate secured receivables	1.05 %	0.94 %	0.77 %

Nonperforming Assets

($ millions)	3/31/02	12/31/01	3/31/01
Nonaccrual owned receivables	$ 2,261.0	$ 2,079.5	$ 1,825.1
Accruing owned receivables 90 or more days delinquent	840.6	846.2	681.6
Total nonperforming owned receivables	3,101.6	2,925.7	2,506.7
Real estate owned	459.4	398.9	350.2
Total nonperforming assets	$ 3,561.0	$ 3,324.6	$ 2,856.9
Owned credit loss reserves as a percent of nonperforming owned receivables	92.7 %	91.0 %	91.1 %

Household International, Inc.

Supplemental Managed Basis Information
Securitizations and sales of consumer receivables are a source of liquidity for us. We continue to service the securitized receivables after such receivables are sold and we retain a limited recourse obligation. Securitizations impact the classification of revenues. When reporting on a managed basis, net interest margin, provision for credit losses, fee income, and securitization related revenue related to receivables sold are reclassified from securitization revenue into the appropriate caption.

Three Months

		Three Months Ended								% Change from Prior	
($ millions)		3/31/02	(1)		12/31/01	(1)		3/31/01	(1)	Qtr.	Year
Finance and other interest income	$	3,388.5	13.15 %	$	3,385.0	13.66 %	$	3,246.8	14.58 %	0.1 %	4.4 %
Interest expense		1,124.0	4.36		1,192.6	4.81		1,417.0	6.36	(5.8)	(20.7)
Net interest margin		2,264.5	8.79 %		2,192.4	8.85 %		1,829.8	8.22 %	3.3	23.8
Provision for credit losses		1,362.3			1,184.0			932.8		15.1	46.0
Net interest margin after provision for credit losses	$	902.2		$	1,008.4		$	897.0		(10.5)	0.6
Insurance revenue	$	170.1		$	175.3		$	158.6		(3.0)	7.3
Investment income		46.2			45.8			41.8		0.9	10.5
Fee income		396.3			421.1			393.2		(5.9)	0.8
Securitization revenue		145.8			120.4			(26.1)		21.1	100+
Other income		188.0			59.9			161.7		100+	16.3
Total other revenues	$	946.4		$	822.5		$	729.2		15.1 %	29.8 %
Average managed receivables:											
Real estate secured	$	45,800.7		$	43,300.4		$	37,338.5		5.8 %	22.7 %
Auto finance		6,530.6			6,155.5			4,682.9		6.1	39.5
MasterCard/Visa		16,890.8			17,680.3			17,119.7		(4.5)	(1.3)
Private label		13,621.4			12,880.0			12,013.2		5.8	13.4
Personal non-credit card		18,030.3			17,735.4			16,366.9		1.7	10.2
Commercial and other		496.5			525.7			581.5		(5.6)	(14.6)
Total		101,370.3			98,277.3			88,102.7		3.1	15.1
Average noninsurance investments		1,178.6			402.4			525.0		100+	100+
Other interest-earning assets		538.3			466.5			448.5		15.4	20.0
Average managed interest-earning assets	$	103,087.2		$	99,146.2		$	89,076.2		4.0 %	15.7 %

(1) % Columns: comparison to average managed interest-earning assets, annualized.

Household International, Inc.

Credit Quality/Credit Loss Reserves Information - Managed Basis

Two-Months-and-Over Contractual Delinquency

As a percent of managed consumer receivables, excludes commercial.	3/31/02	12/31/01	3/31/01
Real estate secured	2.93 %	2.68 %	2.61 %
Auto finance	2.51	3.16	1.79
MasterCard/Visa	4.39	4.10	3.68
Private label	5.82	5.48	5.50
Personal non-credit card	9.02	8.87	8.37
Total	4.63 %	4.46 %	4.25 %

Quarter-to-Date Chargeoffs, Net of Recoveries

As a percent of average managed consumer receivables, annualized, excludes commercial.	3/31/02	12/31/01	3/31/01
Real estate secured	.65 %	.65 %	.44 %
Auto finance	6.70	6.52	5.15
MasterCard/Visa	7.17	6.69	6.27
Private label	5.57	5.40	5.08
Personal non-credit card	7.86	7.05	6.27
Total	4.09 %	3.90 %	3.56 %
Real estate chargeoffs and REO expense as a % of average managed real estate secured receivables	1.05 %	0.93 %	0.77 %

Nonperforming Assets

($ millions)	3/31/02	12/31/01	3/31/01
Nonaccrual managed receivables	$ 2,722.6	$ 2,566.2	$ 2,200.6
Accruing managed receivables 90 or more days delinquent	1,105.6	1,062.2	903.8
Total nonperforming managed receivables	3,828.2	3,628.4	3,104.4
Real estate owned	459.4	398.9	350.2
Total nonperforming assets	$ 4,287.6	$ 4,027.3	$ 3,454.6
Managed credit loss reserves as a percent of nonperforming managed receivables	108.3 %	105.0 %	107.6 %